Exhibit 23.2

Consent of Independent Public Accountants

To the Board of Directors

    of QuadraMed Corporation

We hereby consent to the inclusion in this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1 of our report dated March 28, 2003 and May 15, 2003 relating to the consolidated financial statements and related financial statement schedule of QuadraMed Corporation for the year ended December 31, 2001, which report appears in the December 31, 2003 annual report on Form 10-K of QuadraMed Corporation.

We also consent to the reference as Experts in the Prospectus and in the Registration Statement.

/s/	PISENTI & BRINKER LLP

PISENTI & BRINKER LLP

Petaluma, California

March 25, 2004